Exhibit 21

FIRST FINANCIAL CORPORATION AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT
Name Under Which Subsidiary	State of Incorporation	Percentage
Does Business	or Organization	of Ownership

First Financial Insurance Agency, Inc.	Arkansas	100.0%
First Financial Credit Corporation	Delaware	100.0%
PreOwned Homes, Inc.	Delaware	100.0%
Mobile Home Conveyors and Liquidators, Inc.	Delaware	100.0%
First Advisory Services, Inc.	Delaware	100.0%
Shelter Resources, Inc.	Delaware	100.0%
Apex Lloyds Insurance Company	Texas	100.0%
Texas Apex, Inc.	Texas	100.0%
Key Group, Ltd.	Texas	52.9%
First Apex, Re	Vermont	52.0%

The following is a 100% owned Subsidiary of Key Group, Ltd.:

First Preference Holdings, Inc.	Texas

The following are 100% owned Subsidiaries of First Preference Holdings, Inc.:

Security Washington Avenue Corp.	Delaware
First Preference Financial Corp.	Texas

The following is a 100% owned Subsidiary of Security Washington Avenue Corp.:

First Preference Mortgage Corp.	Texas

The following are 100% owned Subsidiaries of First Preference Mortgage Corp.:

First Financial Information Services, Inc.	Delaware
First Preference Properties, Inc.	Texas

The following is a 48% owned Subsidiary of Apex Lloyds Insurance Company:

First Apex, Re	Vermont
Vermont